Exhibit 99.1

For Immediate Release:  Financial and Business Editor . .. . November 15, 2004

The Bank Holdings Reports Third Quarter Results

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced its results of operations and continued growth for the quarter ended September 30, 2004. A net loss of $142,000 was reported for the three months ended September 30, 2004 as compared to a loss of $216,000 for the same period of 2003. The company experienced continued growth during the third quarter of 2004 as compared to the June and March 2004 quarters, and December 31, 2003. Since December 31, 2003, deposits have risen over 38% to $206 million, gross loans have increased over 68% to approximately $139 million, and total assets increased by almost 47% to $244 million.

David Funk, President of Nevada Security Bank stated “We’ve had good quality loan growth as well as substantial deposit growth this year. With our recently opened northwest Reno branch office, and the opening of our Spanish Springs Valley office slated for early 2005, we expect to see that growth continue. These have added to recent costs, but we have every expectation that 2005 will be a banner year for the bank.”

Hal Giomi, Chief Executive Officer stated, “We have been doing some balance-sheet clean-up this past quarter due to re-interpretations of investment portfolio accounting rules and our need for liquidity to fund the loan growth that we’ve been experiencing. In addition, we expensed some stock options and we had higher legal costs relating to the acquisition of CNA Trust Corporation of Costs Mesa, California, than we originally anticipated. But all of these costs taken now, bode well for the operation going forward.”

CURRENT ACTIVITIES

During the first quarter, the Company’s common stock and warrants were listed on NASDAQ under the symbols TBHS and TBHSW, respectively, after the Company completed its secondary offering. In that offering, the Company received approximately $16 million in capital to repay debt, support the growth of Nevada Security Bank, and provide for opportunities for continued expansion. During the second quarter, we received regulatory approval for Nevada Security Bank’s fourth branch office, and we added new products to our loan production office capabilities. During the third quarter, we signed a definitive agreement for the acquisition of CNA Trust Corporation, and we found a larger facility for the loan production office in the Sacramento, California area. In addition, we added a Chief Credit Officer and four new directors to the Company, just recently opened our third full service branch office and received regulatory approval for the acquisition of CNA Trust.

FINANCIAL PERFORMANCE

On a quarterly basis, the unaudited consolidated loss reported for the three months ended September 30, 2004 was $142,000 as compared to the unaudited loss for the quarter ended September 30, 2003 of $216,000. The quarter ended September 30, 2004 included sales of investments, with $55,000 of losses for the quarter as compared to no investment sales for the same period of the prior year. In the third quarter of 2004, net interest income before the provision for loan losses was $1.7 million, non-interest income was $100,000 (excluding investments sales gains or losses) and non-interest expense was $1.7 million, with a net interest margin of 2.94%. These compare very favorably to net interest income before provision for loan losses of $863,000; non-interest income of $126,000, (excluding investments sales gains or losses) non-interest expense of $1.1 million and a net interest margin of 2.70% for the same period of the prior year. The provision for probable loan losses was $207,000 for the three months ended September 30, 2004, as compared to $95,000 for the same period of 2003. Further, the provision for undisbursed loan commitments was $26,000 for the third quarter of 2004, as compared to a recapture of $20,000 of such costs for the same period of the prior year.

Between September 2003 and 2004, total assets grew almost $93 million, or about 62%. During the same period, loan growth was approximately $76 million or almost 120%, and deposit growth was about $68 million or about 49%. The Allowance for Loan Losses was $1.419 million at September 30, 2004 and represented 1.02% of outstanding gross loans at that date, as compared to $767 thousand and 1.21% of outstanding gross loans at September 30, 2003. Currently, about 17% of the Bank’s loan portfolio is government guaranteed, which has no required allowance.

Loss per share for the quarter ended September 30, 2004 was $0.05, as compared to the loss per share of $0.15 for the same period of the prior year, and as compared to the basic loss per share of $0.40 for the year ended December 31, 2003. Return on average equity was -0.72% and return on average assets was -0.08% for the third quarter of 2004, as compared to -2.59% and -0.22%, respectively, for the same period of 2003, and -5.05% and -0.47% for the year ended December 31, 2003.

Year to-date results for the nine months ended September 30, 2004 were a loss of $51,000 as compared to the loss of $655,000 for the same period of the prior year, and a loss per basic share of $0.02 as compared to the basic loss per share of $0.47 for the nine months ended September 30, 2003. Return on average equity was -0.34% and return on average assets was -0.03% for the nine month period ended September 30, 2004, as compared to -7.63% and -0.80%, respectively, for the same period of 2003, and -5.05% and -0.47% for the year ended December 31, 2003.

LOAN GROWTH & CREDIT QUALITY

Gross loans increased about $76 million when comparing September 30, 2004 to September 30, 2003. In addition, during the third quarter of 2004, loans grew by about $20 million or approximately 17% when compared to the prior quarterly period ended June, 2004. There are no loans past due over thirty days, neither are there any non-performing assets for the periods being reported or compared.

EARNINGS GUIDANCE

Jack Buchold, Chief Financial Officer stated, “While we are expanding our branch network and rebuilding our balance sheet to support more loans, we have also added the potential for greater loan volumes from the northern California market. Unfortunately, this has caused greater earnings pressure than we anticipated at the beginning of the year, and we are revising our projections to reflect about a three-quarter of a million dollar net change in income when comparing the 2004 full year results to 2003.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $24 million and operates three branches, one in Incline Village and two in Reno. An approved branch office in Spanish Springs, Nevada is scheduled to open in February, 2005. The President of the Bank, David A. Funk, is a long-time banker in the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

FORWARD LOOKING STATEMENT

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or

Nevada Security Bank

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone: 775-853-8600

FAX: 775-853-2068

Summary Selected Consolidated Financial Data

	Quarter Ended Sept 30, 2004	Quarter Ended Sept 30, 2003	Year Ended December 31, 2003
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$2,683	$1,396	$5,250
Interest expense	$947	$533	$1,893
Net interest income	$1,736	$863	$3,357
Provision for loan losses	$207	$95	$602
Non - interest income	$45	$126	$893
Non - interest expenses	$1,716	$1,110	$4,213
Provision for income taxes (1)	$—	$—	$—
Net income (loss)	$(142)	$(216)	$(565)

Period End Data
Assets	$244,041	$151,077	$166,149
Loans, gross	$139,441	$63,467	$82,671
Securities	$78,144	$80,150	$74,763
Deposits	$206,296	$138,344	$148,747
Other borrowed funds	$10,000	$1,626	$6,125
Shareholders’ equity	$27,133	$10,695	$10,853
Non-performing assets (3)	$—	$—	$—

Average Balance Sheet
Assets	$246,617	$133,453	$121,017
Loans, gross	$130,078	$57,116	$50,214
Deposits	$206,324	$121,519	$108,163
Shareholders’ equity	$26,491	$11,142	$11,188

Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,419	$767	$822
Net Charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	1.02%	1.21%	0.99%
Net Charge-offs to average loans	$—	$—	$—

Per Common Share
Basic income (loss) per share	$(0.05)	$(0.15)	$(0.40)
Diluted income (loss) per share	$(0.05)	$(0.15)	$(0.40)
Book value per share	$9.13	$7.61	$7.72
Period end common shares outstanding	2,970,930	1,405,930	1,405,930
Weighted average shares outstanding – basic	2,964,767	1,405,930	1,405,930
Weighted average shares outstanding - diluted	2,964,767	1,405,930	1,405,930

Financial Ratios
Return on average assets	(0.08)%	(.22)%	(0.47)%
Return on average equity	(0.72)%	(2.59)%	(5.05)%
Net interest margin (2)	2.94%	2.70%	2.91%
Tier 1 leverage capital ratio	11.13%	8.28%	7.06%

(1) The Company does not record a provision for income taxes as a result of net operating losses.

(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	Year Ended December 31, 2003
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$2,458	$1,143	$5,250
Interest expense	$825	$413	$1,893
Net interest income	$1,633	$730	$3,357
Provision for loan losses	$170	$362	$602
Non - interest income	$122	$243	$893
Non - interest expenses	$1,499	$993	$4,213
Provision for income taxes (1)	$—	$—	$—
Net income (loss)	$86	$(382)	$(565)

Period End Data
Assets	$239,742	$110,477	$166,149
Loans, gross	$119,656	$55,349	$82,671
Securities	$104,857	$48,293	$74,763
Deposits	$196,165	$98,814	$148,747
Other borrowed funds	$17,000	$7	$6,125
Shareholders’ equity	$26,096	$11,269	$10,853
Non-performing assets (3)	$—	$—	$—

Average Balance Sheet
Assets	$235,941	$105,286	$121,017
Loans, gross	$114,526	$44,713	$50,214
Deposits	$197,874	$93,045	$108,163
Shareholders’ equity	$26,658	$11,449	$11,188

Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,212	$672	$822
Net Charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	1.01%	1.21%	0.99%
Net Charge-offs to average loans	$—	$—	$—

Per Common Share
Basic income (loss) per share	$0.03	$(0.27)	$(0.40)
Diluted income (loss) per share	$0.03	$(0.27)	$(0.40)
Book value per share	$8.81	$8.02	$7.72
Period end common shares outstanding	2,960,430	1,405,930	1,405,930
Weighted average shares outstanding – basic	2,959,815	1,405,930	1,405,930
Weighted average shares outstanding - diluted	3,037,352	1,405,930	1,405,930

Financial Ratios
Return on average assets	0.15%	(1.45)%	(0.47)%
Return on average equity	1.29%	(13.35)%	(5.05)%
Net interest margin (2)	2.92%	2.93%	2.91%
Tier 1 leverage capital ratio	11.38%	10.68%	7.06%

(1) The Company does not record a provision for income taxes as a result of net operating losses.

(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none.

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003	Year Ended December 31, 2003
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$2,139	$976	$5,250
Interest expense	$817	$349	$1,893
Net interest income	$1,322	$627	$3,357
Provision for loan losses	$220	$90	$602
Non - interest income	$155	$329	$893
Non - interest expenses	$1,252	$923	$4,213
Provision for income taxes (1)	$—	$—	$—
Net income (loss)	$5	$(57)	$(565)

Period End Data
Assets	$236,058	$93,815	$166,149
Loans, gross	$108,719	$35,531	$82,671
Securities	$112,192	$53,861	$74,763
Deposits	$207,017	$81,935	$148,747
Other borrowed funds	$1,000	$11	$6,125
Shareholders’ equity	$27,415	$11,538	$10,853
Non-performing assets (3)	$—	$—	$—

Average Balance Sheet
Assets	$200,171	$87,281	$121,017
Loans, gross	$94,602	$29,161	$50,214
Deposits	$180,690	$74,796	$108,163
Shareholders’ equity	$15,009	$11,756	$11,188

Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,042	$310	$822
Net Charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	0.96%	0.87%	0.99%
Net Charge-offs to average loans	$—	$—	$—

Per Common Share
Basic income (loss) per share	$0.00	$(0.04)	$(0.40)
Diluted income (loss) per share	$0.00	$(0.04)	$(0.40)
Book value per share	$9.27	$8.21	$7.72
Period end common shares outstanding	2,958,430	1,405,930	1,405,930
Weighted average shares outstanding	1,718,746	1,405,930	1,405,930

Financial Ratios
Return on average assets	0.00%	(.07)%	-0.47%
Return on average equity	0.03%	(.48)%	-5.05%
Net interest margin (2)	2.79%	3.06%	2.91%
Tier 1 leverage capital ratio	13.75%	13.32%	7.06%

(1) The Company does not record a provision for income taxes as a result of net operating losses.

(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none.